                                                                      EXHIBIT 12

                     GATX RAIL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                                2000           1999             1998
                                                             -----------    ------------    -------------

Earnings available for fixed charges:
  Income from continuing operations                           $  78.8          $ 86.2          $ 80.4
Add (deduct):
  Income taxes expense                                           47.3            51.8            48.6
  Share of affiliates' earnings, net of                          (3.0)           (3.8)           (2.7)
      distributions received
  Interest on indebtedness and amortization of
      debt discount and expense                                  62.2            58.3            59.2
  Portion of operating lease expense
      representative of interest factor
      (deemed to be one-third)                                   44.0            36.8            31.2
                                                             -----------    ------------    -------------

Total earnings available for fixed charges                    $ 229.3          $229.3          $216.7
                                                             ===========    ============    =============


Fixed charges:
  Interest on indebtedness and amortization of
      debt discount and expense                               $  62.2          $ 58.3          $ 59.2
  Capitalized interest                                            (.1)             .2              --
  Portion of operating lease expense
      representative of interest factor (deemed  to
      be one-third)                                              44.0            36.8            31.2
                                                             -----------    ------------    -------------

  Total fixed charges                                         $ 106.1          $ 95.3          $ 90.4
                                                             ===========    ============    =============


Ratio of earnings to fixed charges (A)                          2.16x           2.41x           2.40x

(A) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.